UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2011

Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37, Val St. André
L-1128 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  +352 273 515 30

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

    On October 24, 2011, Flagstone Reinsurance Holdings, S.A. (the “Company”) issued a press release announcing a number of strategic initiatives, including a refocused underwriting strategy and the implementation of certain structural changes to reduce expenses and leverage existing strengths.

    In addition, the Company announced its preliminary estimates for losses occurring in the third quarter of 2011.  Losses impacting the reinsurance segment related to Hurricane Irene, floods in Denmark, and U.S. Aggregate covers are expected to be approximately $20 million, $10 million, and $5 million, respectively, net of reinstatement premiums and retrocession. Furthermore, the Company expects its Lloyd’s segment to report a $10 million net loss for the quarter.

           The Company also announced that, due to updated loss estimates for catastrophes that occurred during the first half of 2011, the Company expects that its collective loss estimate related to first half catastrophes will negatively impact the third quarter by approximately $35 million, net of reinstatement premiums and retrocession.

            Lastly, the Company announced that weak financial markets in the third quarter will have a negative impact on the Company’s low duration fixed income investment portfolio of negative 1%.

           The Company’s loss estimates are based on its proprietary modeling analysis, the assessment of individual treaties and client data, and third-party vendor models.  These estimates may be further refined as additional information is received from cedents and there exists the risk for further revisions.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 24, 2011, announcing a number of strategic initiatives and preliminary estimates of third quarter event losses.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

	By:	/s/ WILLIAM F. FAWCETT
Name: William F. Fawcett
Title: General Counsel

Date: October 26, 2011

Exhibit Index:

Exhibit No.	Description
99.1	Press Release, dated October 24, 2011, announcing a number of strategic initiatives and preliminary estimates of third quarter event losses.